Pricing Sheet dated February 22, 2008 relating to Terms Supplement No. 2 dated January 25, 2008 Relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 433 Registration Statement No. 333-140456

EKSPORTFINANS ASA
Four PLUS Each Based on the Value of a Different Underlying Index

Performance Leveraged Upside SecuritiesSM
“Performance Leveraged Upside Securities” and “PLUS” are the service marks of Morgan Stanley.

This pricing sheet offers four separate PLUS, each relating to a different underlying index. Each offering provides exposure to a single underlying index. The performance of each offering will depend only on the performance of the single underlying index to which it relates and not on the performance of any other index or offering.

PRICING TERMS FOR EACH PLUS — FEBRUARY 22, 2008

Issuer:	Eksportfinans ASA
Agent:	Morgan Stanley & Co. Incorporated
Maturity date:	March 20, 2009
Payment at maturity:	■ If final index value is greater than initial index value, $10.00 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
■ If final index value is less than or equal to initial index value, $10.00 x (final index value / initial index value) This amount will be less than or equal to the stated principal amount of $10.00.
Leveraged upside payment:	$10.00 x leverage factor x index percentage increase
Index percentage increase:	(final index value — initial index value) / initial index value
Initial index value:	The index closing value of the underlying index on the trade date. See “Specific Terms for Each PLUS — Initial index value” below.
Final index value:	The index closing value of the underlying index on the valuation date, subject to adjustment for certain market disruption events.
Stated principal amount:	$10.00
Issue price:	$10.00 (see “Syndicate Information” below)
Trade date:	February 22, 2008
Original issue date:	February 29, 2008 (5 business days after the trade date)
Listing:	The SPX PLUS has been approved for listing on The American Stock Exchange LLC (“AMEX”), subject to official notice of issuance. The AMEX listing symbols for the PLUS is PJK. It is not possible to predict whether any secondary market for the PLUS will develop

SPECIFIC TERMS FOR EACH PLUS

	Dow Jones Industrial Average®	NASDAQ-100 Index®	S&P 500® Index	Russell 2000®
Underlying index:	(DJIA)	(NDX)	(SPX)	(RTY)

Initial index value:	12,381.02	1,773.44	1,353.11	695.43

Valuation date:	March 18, 2009	March 18, 2009	March 18, 2009	March 18, 2009

Leverage factor:	300.00%	300.00%	300.00%	300.00%

Maximum payment at	$11.60	$11.85	$11.65	$12.10

maturity:	(116%)	(118.5%)	(116.5%)	(121%)

CUSIP:	282645787	282645779	282645761	282645753

Listing ticker symbol:	None	None	PJK	None

Securities exchange:	None	None	AMEX	None

	Per DJIA PLUS	Total	Per NDX PLUS	Total	Per SPX PLUS	Total	Per RTY PLUS	Total
Price to public:(1)	$10.00	$3,921,130.00	$10.00	$2,910,470.00	$10.00	$18,268,000.00	$10.00	$1,634,740.00

Agent’s commissions:(1)(2)	$0.15	$58,816.95	$0.15	$43,657.05	$0.15	$274,020.00	$0.15	$24,521.10

Proceeds to company:	$9.85	$3,862,313.05	$9.85	$2,866,812.95	$9.85	$17,993,980.00	$9.85	$1,610,218.90

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.95 per PLUS. Please see “Syndicate Information” below for further details.

(2)	For additional information, see “Supplemental Plan of Distribution” in the Product Supplement No. 3.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH TERMS SUPPLEMENT NO. 2, PRODUCT SUPPLEMENT NO. 3 AND THE PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Terms Supplement no. 2 dated January 25, 2008
Product Supplement No. 3 dated January 25, 2008	Prospectus Supplement and Prospectus dated February 5, 2007

MORGAN STANLEY

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.